EXHIBIT 99.1
PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
April 29, 2019

Contact:	Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. ANNOUNCES
 REFINANCING OF SENIOR CREDIT FACILITIES

New York, NY – PVH Corp. [NYSE: PVH] today announced that it has refinanced its previously outstanding senior secured credit facilities using the proceeds from new senior unsecured credit facilities and cash on hand.

The new credit facilities are senior unsecured obligations of PVH Corp. and contain operating covenants that are typical for an investment grade rated borrower.  In addition, under the new credit facilities, PVH Corp.'s overall interest expense is expected to be lower.

The new credit facilities provide for an approximately $1.093 billion U.S. dollar-denominated Term Loan A facility, a €500 million Euro denominated Term Loan A facility and senior unsecured revolving credit facilities with availability in an aggregate amount of approximately $1.0 billion (including a U.S. dollar facility, a Euro denominated multi-currency facility, a Canadian Dollar facility and a Hong Kong Dollar facility).  The new Term Loan A facility and the new revolving credit facilities will mature in May 2024 (effectively a three year extension of the maturity date under PVH Corp.'s previously outstanding credit facilities).

About PVH Corp.

PVH sets the standard of style as one of the most admired fashion and lifestyle companies in the world. We power brands that drive fashion forward – for good. Our iconic portfolio includes TOMMY HILFIGER, CALVIN KLEIN, Van Heusen, IZOD, ARROW, Speedo, Warner's, Olga and Geoffrey Beene brands, as well as the digital-centric True & Co. intimates brand. We market a variety of goods under these and other nationally and internationally known owned and licensed brands. PVH has over 38,000 associates operating in over 40 countries and nearly $9.7 billion in annual revenues. That's the power of PVH.

*The Speedo brand is licensed for North America and the Caribbean in perpetuity from Speedo International Limited.

Follow PVH on Social Media: LinkedIn, Facebook, Instagram, YouTube and Twitter, and visit PVH.com for more information about the Company.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements made in this press release, including, without limitation, statements relating to interest rates and savings with respect to the Company's credit facilities, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and will have to use a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; and (iii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any statements relating to interest rates and savings, whether as a result of the receipt of new information, future events or otherwise.